Exhibit 10.6
Notice of Grant of Non-Qualified Stock Options And Option Agreement – Employee	MTS SYSTEMS CORPORATION ID: 41-0908057 14000 Technology Drive
«First» «MI» «Last» «Address» «M_2nd_Line» «City» «Rg» «Postal_code»	Option Number: Plan: ID:	«Number» 2011 «ID»

Effective «Option_Date», you (the “Participant”) have been granted an Option to buy «Shares» shares of MTS SYSTEMS CORPORATION (the Company) common stock at $«Price» per share. This Option is granted pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”) and is classified as a Non-Qualified Stock Option.

The total option exercise price of the shares granted is $«Total_Price».

Shares under this Option will become fully vested and exercisable on the following dates, subject to earlier vesting and exercise as described in the Plan:

Shares	Date Shares Vest and are First Exercisable
«SharesY1»	«DateY1»
«SharesY2»	«DateY2»
«SharesY2»	«DateY3»

By accepting this grant via this website, you and the Company agree that the option evidenced by this Option Agreement is subject to the following:

A.

This Option is governed by all the terms, provisions and conditions set forth in the Company’s 2011 Stock Incentive Plan, as amended, and by Uniform Terms and Conditions Applicable to Option Grants adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which are incorporated herein.

B.	This option shall expire on mergedate, but may expire earlier in the event your services with the Company are terminated or a change in control of the Company occurs, as further described in the Plan.
C.

Neither the Plan nor this Agreement confers any right with respect to continuance of your services to the Company or any of its subsidiaries nor restricts your right to terminate services to the Company at any time.

D.

The shares of stock received as a result of the exercise of this Option may be recouped at the discretion of the Committee if certain events occur, including termination of your services to the Company or you compete with the Company after termination of your services in violation of your agreements with the Company, or upon certain acts detrimental to the Company, as further described in the Plan.

E.

The Committee may amend or terminate the Plan and this Option at any time, provided that no such action shall impair any rights that have accrued at the time of amendment or termination without your consent.

F.	This electronic document and your acceptance are the only evidence of this grant and no paper copy will be sent to you to evidence the grant and your acceptance.

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MTS SYSTEMS CORPORATION	Date